EXHIBIT 99.1

For Release Thursday, June 2, 2011; 7:00 AM ET

CYBERONICS REPORTS RECORD FISCAL 2011 RESULTS AND
PROVIDES FISCAL 2012 GUIDANCE

Fiscal 2011 Net Sales of $190.5 million, a 14% increase

Income from Operations Increased by 33% over Fiscal 2010

HOUSTON, Texas June 2, 2011 -- Cyberonics, Inc. (NASDAQ:CYBX), a global leader in epilepsy management, today announced results for the fourth quarter and fiscal year ended April 29, 2011.

Annual Highlights
Operating results for the fifty-two week fiscal 2011 compared with the fifty-three week fiscal 2010, without adjustment for the extra week in fiscal 2010, include:

•	Net sales of $190.5 million, a 14% increase from $167.8 million;
•	U.S. net sales increased by 19%;
•	Income from operations of $49.2 million, an increase of 33%; and
•	Cash flow from operations of $50 million, an increase of 16%.

For fiscal 2011, net income was $46.7 million, and income per diluted share was $1.64.  Comparisons to fiscal 2010 are impacted by significant tax benefits recorded in both fiscal years.  While the effective tax rate is expected to be approximately 40% in fiscal 2012, we continue to expect that cash payments for income taxes will not exceed 3% of income before tax during fiscal years 2012 and 2013.

Quarterly Highlights
Operating results and achievements for the thirteen-week fourth quarter fiscal 2011 compared to the fourteen-week fourth quarter of fiscal 2010, without adjustment for the extra week in fiscal 2010, include:

•	Net sales increased by 7% to a record $51.1 million;
•	U.S. net sales increased by 13%;
•	Income from operations increased to a record $13.0 million;
•	Successful limited commercial launch of the new AspireHC™ generator; and
•	First implant of the AspireSR™ generator in the E-36 clinical trial to support regulatory approval in Europe.

“The fourth quarter of fiscal 2011 represented another record quarter for our company in both net sales revenue and operating profitability,” commented Dan Moore, Cyberonics' President and Chief Executive Officer.  “We were particularly pleased with the robust sales growth in our U.S. epilepsy business, continuing the trends of recent quarters, driven by both higher volume and increased average selling prices.  Initial demand for the AspireHC™ generator, in limited commercial release, is encouraging.

“Fiscal 2011 provided further evidence of the underlying strength of our U.S. epilepsy business, in terms of both the number of new patients receiving the therapy and the number of current patients returning to replace their generators.  The combination of physician education programs, recently published data, and effective sales force execution resulted in another strong year.  The $160 million in fiscal 2011 revenues in our U.S. epilepsy business represents an increase of 97% from an estimated $82 million in fiscal 2007.

“Net sales in our international business remained below our expectations, although revenue of $7.1 million in the fourth quarter is consistent with the previous two quarters.  We have increased our investment in the European market and expect that growth will resume in fiscal 2012.  The tragic events in Japan have created uncertainty in that market.  We continue to monitor the situation in Japan closely, and we applaud the efforts of our partner, Nihon Kohden, during these difficult times.

“We reported operating cash flow of $50 million for fiscal 2011.  Our available cash balance at year end fiscal 2011 was $89 million, an increase of $30 million compared to the end of fiscal 2010, giving us significant financial flexibility to expand our business over time.”

Mr. Moore concluded, “This was another strong quarter and fiscal year for Cyberonics.  We continue to emphasize profitability and sustainable sales growth, along with effective market and product development, as our primary goals, so we were very gratified to see significant progress in all four areas.  Our expectations for fiscal 2012 include continued market penetration in the U.S., improved performance in our international markets, particularly Europe and Asia, a focus on clinical trial enrollments, and ongoing product development execution required to further enhance our product offering.  We are extremely proud of the accomplishments of the Cyberonics team.”

Fiscal 2012 Guidance
Cyberonics is providing net sales guidance for fiscal year 2012 in the range from $212 million to $215 million.  In addition, the company expects that income from operations for fiscal year 2012 will be in the range from $54 million to $57 million.

Additional details will be provided during today’s conference call and in an investor presentation summarizing the company’s fourth quarter and fiscal year 2011 results, which is available in the investor relations section of Cyberonics’ corporate website at http://www.cyberonics.com.

Fourth Quarter and Fiscal Year 2011 Results Conference Call Instructions

Cyberonics will host a conference call today, June 2, 2011, beginning at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to review its results of operations for the fourth quarter and fiscal 2011 and future outlook, followed by a question and answer session.

The conference call will be available to interested parties through a live audio webcast in the investor relations section of Cyberonics’ corporate website at http://www.cyberonics.com, where it will be archived and accessible for approximately 12 months.  To listen to the conference call live by telephone dial 877-638-4557 (if dialing from within the U.S.) or 914-495-8522 (if dialing from outside the U.S.).  The conference ID is 63121643.

A replay of the conference call will be available approximately two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing from outside the U.S.).  The replay conference ID access code is 63121643.  The replay will be available for one week on the above number.

About Cyberonics, Inc. and the VNS Therapy® System

Cyberonics, Inc. is a medical technology company with core expertise in neuromodulation.  The company developed and markets the VNS Therapy System, which is FDA-approved for the treatment of refractory epilepsy and treatment-resistant depression.  The VNS Therapy System uses a surgically implanted medical device that delivers electrical pulsed signals to the vagus nerve.  Cyberonics markets the VNS Therapy System in selected markets worldwide.

Additional information on Cyberonics and the VNS Therapy System is available at www.cyberonics.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "forecast," or other similar words. Statements contained in this press release are based on information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information if those facts change or if we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning improving our profitability and sustaining our sales growth, continued market penetration in the U.S., improved performance in our international markets, particularly Europe and Asia, enrolling our clinical studies, including E-36, executing our product development plans to enhance our product offering, expanding our business over time, and fiscal 2012 guidance, as follows: sales of $212 million to $215 million, and operating income of $54 million to $57 million. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS therapy and sales of our products; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential patent infringement claims; potential litigation relating to compliance with laws and regulations pertaining to our business; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the potential identification of material weaknesses in our internal controls over financial reporting; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC). For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2010, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended July 30, 2010, October 29, 2010 and January 28, 2011.

Contact Information

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262
Fax:  (281) 218-9332
ir@cyberonics.com

CYBERONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited except where indicated)

	For the Thirteen Weeks Ended	For the Fourteen Weeks Ended	For the Fifty-Two Weeks Ended	For the Fifty-Three Weeks Ended
	April 29, 2011	April 30, 2010	April 29, 2011	April 30, 2010

Net sales	$51,122,590	$47,734,987	$190,464,398	$167,775,672
Cost of sales	6,199,158	5,497,103	23,020,032	20,907,595
Gross Profit	44,923,432	42,237,884	167,444,366	146,868,077
Operating Expenses:
Selling, general and administrative	24,280,217	23,725,693	89,654,039	87,941,405
Research and development	7,613,096	6,276,618	28,602,684	22,064,800
Total Operating Expenses	31,893,313	30,002,311	118,256,723	110,006,205
Income from Operations	13,030,119	12,235,573	49,187,643	36,861,872

Interest income	83,058	9,598	262,298	92,602
Interest expense	(98,815)	(199,914)	(397,975)	(1,430,590)
Gain on early extinguishment of debt	-	129,754	83,074	3,172,231
Other expense, net	(86,514)	(551,951)	(470,109)	(207,644)

Income before income taxes	12,927,848	11,623,060	48,664,931	38,488,471
Income tax expense (benefit)	5,498,651	32,756	1,939,221	(39,960,413)

Net income	$7,429,197	$11,590,304	$46,725,710	$78,448,884

Basic income per share	$0.26	$0.42	$1.67	$2.83
Diluted income per share	$0.26	$0.41	$1.64	$2.67

Shares used in computing basic income per share	28,354,786	27,761,553	28,050,638	27,702,731
Shares used in computing diluted income per share	28,964,527	28,372,751	28,609,619	28,696,375

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited except where indicated)

	April 29, 2011	April 30, 2010
		(Audited)
ASSETS

Current Assets
Cash and cash equivalents	$89,313,850	$59,229,911
Restricted cash	-	1,000,000
Accounts receivable, net	28,578,622	26,185,143
Inventories	15,270,904	14,207,759
Deferred tax assets	13,738,703	12,126,758
Other current assets	4,698,097	2,495,019
Total Current Assets	151,600,176	115,244,590
Property and equipment, net	8,203,392	7,510,864
Intellectual property, net	5,237,857	1,948,266
Long-term investments	5,209,590	-
Deferred tax assets	40,137,463	29,624,489
Other assets	1,080,727	1,435,768
Total Assets	$211,469,205	$155,763,977

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payables and accrued liabilities	$22,086,093	$23,325,253
Convertible notes	7,048,000	-
Total Current Liabilities	29,134,093	23,325,253
Long-term liabilities:
Convertible notes	-	15,460,000
Deferred license revenue and other	6,881,762	6,119,077
Total Long-Term Liabilities	6,881,762	21,579,077
Total Liabilities	36,015,855	44,904,330
Total Stockholders' Equity	175,453,350	110,859,647
Total Liabilities and Stockholders' Equity	$211,469,205	$155,763,977

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Fifty-Two Weeks Ended	For the Fifty-Three Weeks Ended
	April 29, 2011	April 30, 2010

Cash Flow From Operating Activities:
Net Income	$46,725,710	$78,448,884
Non-Cash items included in Net Income:
Gain on early extinguishment of debt	(83,074)	(3,172,231)
Stock-base compensation	6,365,003	8,622,949
Deferred income taxes	1,101,763	(41,335,107)
Unrealized gain in foreign currency transactions	(1,648,479)	(68,970)
Other	1,764,002	1,078,991
Changes in Operating Assets and Liabilities:
Accounts receivable, net	(1,952,789)	(3,825,340)
Inventories	(819,399)	(1,509,542)
Other	(1,580,630)	4,645,853
Net Cash Provided By Operating Activities	49,872,107	42,885,487
Cash Flow From Investing Activities:
Release of restricted cash	1,000,000	-
Acquired intellectual property	(3,844,401)	(2,000,000)
Purchases of property and equipment	(3,542,599)	(4,122,607)
Investments in convertible debt securities	(5,000,000)	(100,000)
Net Cash Used in Investing Activities	(11,387,000)	(6,222,607)
Cash Flow From Financing Activities:
Repurchase of convertible notes	(8,241,260)	(43,046,250)
Proceeds from exercise of options for common stock	15,230,997	1,024,960
Purchase of treasury stock	(14,177,574)	(1,697,861)
Net Cash Used in Financing Activities	(7,187,837)	(43,719,151)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,213,331)	60,703

Net Increase (Decrease) in Cash and Cash Equivalents	30,083,939	(6,995,568)
Cash and Cash Equivalents at Beginning of Period	59,229,911	66,225,479
Cash and Cash Equivalents at End of Period	$89,313,850	$59,229,911